Exhibit 10.11

Consulting and Custom Software Development & Upgrade
English Translation

Contractor Agreement
This Agreement is effective as of the date of the party last signing below by and between MEDICAL CARE TECHNOLOGIES INC. (the “Company”), with offices at Room 815, No. 2 Building, Beixiaojie, Dongzhimen Nei, Beijing, China 10009, and L. Eddison Parke, Information Technology Technicians & Consultants (the “Contractor”), having a business address at Jiaxin Industries, 6th Floor - #502, He Dong District, 355 Xing Kai Road, Tiajin, China.

Medical Care Technologies Inc. and the Contractor agree as follows:

Article 1. Contract Service

The Contractor will design and construct a secure software information platform called the (i) Med-Suite Professional Practice Management for processing and tracking patient data and; (ii) TeleHealth Suite for communicating patient data between healthcare providers (Contract Service), more specifically identified in Appendix I which is attached to and made a part of this Agreement.

Article 2. Time of Completion

The Contract Service will be completed on or before August 31, 2010.

Article 3. The Contract Price

Medical Care Technologies Inc. will pay the Contractor for the Contract Service a sum not to exceed fifty five thousand eight hundred United States dollars ($55,800.00 USD), subject to additions and deductions pursuant to authorized changes to the scope of the Contract Service.  If the Company has insufficient cash resources to pay the Contractor, the Company shall issue certificate(s) representing an aggregate of one million three hundred ninety five thousand (1,395,000) shares of free trading common stock (the "Shares"), registered under S-8. The shares, when issued to the Contractor, will be duly authorized, validly issued and outstanding, fully paid and non-assessable and will not be subject to any liens or encumbrances.

Article 4. Progress Payments

Payments of the Contract Price shall be made in installments upon completion of the deliverables set forth in Appendix I.

Article 5. Other Provisions

1. All changes to the scope of the Contract Service shall be in writing and signed by the Company and the Contractor, which writing then shall be incorporated in and become a part of this Agreement.

2. Medical Care Technologies Inc. understands that the Contractor may be engaged by one or more other institution(s) for the Contractor's services. In this regard, the Contractor will not become a party to any agreement that conflicts with the Contractor's performance of the Contract Service. The Company may terminate this Agreement if in its reasonable opinion the performance of such services will conflict with its interests.

3. Medical Care Technologies Inc. wishes to maintain in confidence all information including data, technology, commercial and research strategies, trade secrets, inventions and know-how disclosed by the Company to the Contractor, directly or indirectly, in written, oral or other tangible form, for the purpose of this Agreement or generated by the Contractor as a result of the performing the Contract Services (collectively, Confidential Information). In this regard, the Contractor will not disclose Confidential Information to others without the prior written consent of the Company, except the Contractor will not be prevented from disclosing information that (i) can be shown by contemporaneous documentation to have been in the Contractor's possession prior to the disclosure by the Company; (ii) at the time of the disclosure is, or thereafter becomes, through no fault of the

Contractor, part of the public domain; or (iii) is furnished to the Contractor by a third party after the time of the disclosure without the breach of any duty to Medical Care Technologies Inc. In addition, the Contractor will keep separate and segregated from other work all documents, records, notebooks, correspondence and the like arising from the Contract Services. All right, title, and interest in Confidential Information, including that arising from the Contract Services, shall belong to the Company and upon completion of the Contract Services or termination of this Agreement all tangible forms of Confidential Information, including copies thereof, whether prepared by the Contractor or other, will be delivered to Medical Care Technologies Inc.

4. The Contractor will not disclose any information of the Company to third parties that the Contractor does not have the right to disclose.

5. This Agreement may be terminated by either party upon thirty (30) days written notice to the other party. This Agreement may be terminated by a non-breaching party, in addition to any other remedy, for a breach of any term of the Agreement effective upon written notice to the breaching party; upon which event all rights of the breaching party shall terminate. In either event, notice shall be given by registered mail, prepaid and properly addressed as follows:

If to the Company:	If to the Contractor:

MEDICAL CARE TECHNOLOGIES INC.	L. Eddison Parke, Information Technology Technicians & Consultants
Room 1201, No. 2 Building, Beixiaojie	Jiaxin Industries
Dongzhimen Nei	6th Floor - #502 He Dong District
Beijing, People’s Republic of China 10009	355 Xing Kai Road
Attention: Legal Department	Tianjin, People’s Republic of China

Any such notice shall be deemed to have been given when received.

7. The terms and obligations of Sections 3 of this Article 5 shall survive and remain in full force and effect after termination of this Agreement regardless of the cause of such termination.

8. This Agreement is the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings, and agreements of the parties relating to the subject matter hereof. It may be amended only by an agreement in writing, signed by both parties.

9. The Contractor is an independent consultant and is not an employee or agent of Medical Care Technologies Inc. The Contractor shall be entitled to no benefits or compensation from the Company except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to other employees of the Company. The Contractor shall be solely responsible for the payment of all taxes due on the income received for performing the Contract Services.

10. This Agreement shall be interpreted and enforced in accordance with the laws of the People’s Republic of China (regardless of the choice of law principles in any other jurisdiction).
In witness whereof, the parties have executed this Agreement as of the date of the party last signing below.

MEDICAL CARE TECHNOLOGIES INC.		Contractor:

By:	“Ning C. Wu”	By:	“L. E. Parke”

Ning C. Wu, Chief Executive Officer		L. Eddison Parke, IT Consultant

Date: May 18,2010		Date: May 18, 2010

Appendix I

Payment Schedule Development of Med-Suite Profession Practice Management and TeleHealth Suite (Software)

For consultation, design, development and implementation of software for:

1. Med-Suite Professional Practice Management and
2. TeleHealth Suite

Medical Care Technologies Inc. will pay for the development and implementation in cash installments upon completion each of the phases listed below.   If the Company has insufficient cash resources, the Contractor will accept 1,395,000 shares of free trading stock of the Company registered under S-8.

Phase	Deliverables	Payment
I	Design and development of software: • Consultation on user requirements • Development of a core software using client-server technology • Graphical user interface • web-based and multiple-platform • data transfer through secure network	$31,000.00
II	Implementation of software: • Unit testing and user testing • Pilot and bug fix • Documentation and full source code transferred to the Company. • Training • Warranty and bug fix for 6 months • Client Sign-off	$24,800.00